Exhibit 99.1

Media Contact: Gary Mickelson, 479-290-6111

Investor Contact: Ruth Ann Wisener, 479-290-4235

TYSON REPORTS FOURTH QUARTER AND

FISCAL YEAR 2005 RESULTS

•	4th quarter EPS of $0.28 as compared to $0.19 last year
•	Chicken 4th quarter operating income increased 40% year over year
•	Pork 4th quarter operating income increased 39% year over year
•	Cash flows from operations for the year continue to be strong

Springdale, Arkansas – November 14, 2005 - Tyson Foods, Inc. (NYSE: TSN), today reported $0.28 diluted earnings per share for the fourth fiscal quarter ended October 1, 2005, compared to $0.19 diluted earnings per share in the same quarter last year. Fourth quarter 2005 sales were $6.5 billion compared to $7.1 billion for the same period last year. Operating income was $190 million compared to $178 million and net income was $98 million compared to $66 million for the same period last year.

The Company’s accounting cycle resulted in a 13-week fourth quarter and 52-week year in fiscal 2005, as compared to a 14-week fourth quarter and 53-week year in fiscal 2004.

Earnings for the fourth quarter of fiscal 2005 included a non-recurring income tax net benefit of $15 million. The net benefit includes the reversal of tax reserves, partially offset by an income tax charge related to the repatriation of foreign income.    Additionally, the fourth quarter of fiscal 2005 included $8 million of pretax losses related to Hurricane Katrina. Combined, these items increased diluted earnings per share by $0.03. The Company anticipates additional Hurricane Katrina related costs in the first quarter of fiscal 2006.

Pretax earnings for the fourth quarter of fiscal 2004 included costs of $46 million, or $0.08 per diluted share, related to fixed asset write-downs and intangible asset impairments.

Diluted earnings per share for fiscal year 2005 were $0.99 compared to $1.13 in the same period last year. Sales for fiscal year 2005 were $26.0 billion compared to $26.4 billion for the same period last year. Operating income for fiscal year 2005 was $765 million compared to $925 million and net income was $353 million compared to $403 million for the same period last year.

Pretax earnings for fiscal year 2005 included $33 million of costs related to a legal settlement involving the Company’s live swine operations, $14 million of costs for plant closings, $8 million of losses related to Hurricane Katrina, $12 million received in connection with vitamin antitrust litigation and a gain of $8 million from the sale of the Company’s remaining interest in Specialty Brands, Inc. Additionally, earnings included a non-recurring income tax net benefit of $15 million. Combined, these items decreased diluted earnings per share by $0.02.

Pretax earnings for fiscal year 2004 included $40 million of costs for plant closings, $61 million of BSE-related charges and $46 million of fixed asset write-downs and intangible asset impairments. Combined, these items decreased diluted earnings per share by $0.26.

“I am proud of the way our people executed our business strategy during the challenging circumstances we faced in fiscal 2005,” John Tyson, chairman and CEO, said. “Our cash flow remains strong, and our debt-to-capital ratio improved to 39.2%, surpassing our goal of 40% for fiscal 2005. Our chicken business performed well, and our pork business improved in the fourth quarter. However, with export markets closed throughout the year and Canadian import issues, our beef business was difficult.

“We are encouraged by recent developments in export market access, but fiscal 2006 will present only gradual recovery in beef as those markets begin to open and cattle supplies improve. As domestic hog supplies continue to improve, the pork segment should generate more normal returns. We expect our chicken business to remain solid, and our Prepared Foods’ segment market share to improve.”

TYSON FOODS, INC.

News Release

November 14, 2005

Outlook

Based upon the Company’s outlook for fiscal year 2006, including its view of all the applicable markets, the Company is estimating its fiscal 2006 GAAP diluted earnings per share to be in the range of $0.95 to $1.25.

Segment Performance Review (in millions)

Sales
(for the fourth quarter and 12 months ended October 1, 2005, and October 2, 2004)
	Fourth Quarter				12 Months
	(13 wks)	(14 wks)		Avg. Sales	(52 wks)	(53 wks)		Avg. Sales
	Sales	Sales	Volume	Price	Sales	Sales	Volume	Price
	2005	2004	Change	Change	2005	2004	Change	Change
Chicken	$2,088	$2,309	(11.2)%	1.8%	$8,295	$8,363	(2.6)%	1.8%
Beef	2,947	3,148	(1.5)%	(4.9)%	11,618	11,951	(0.0)%	(2.8)%
Pork	763	889	(9.4)%	(5.4)%	3,247	3,185	(4.6)%	6.9%
Prepared Foods	682	794	(11.6)%	(2.8)%	2,801	2,891	(6.7)%	3.8%
Other	15	9	n/a	n/a	53	51	n/a	n/a
Total	$6,495	$7,149	(7.4)%	(1.9)%	$26,014	$26,441	(2.3)%	0.7%

Operating Income (Loss)
(for the fourth quarter and 12 months ended October 1, 2005, and October 2, 2004)
	Fourth Quarter				12 Months
			Operating Margin				Operating Margin
	2005	2004	2005	2004	2005	2004	2005	2004
Chicken	$137	$98	6.6%	4.2%	$582	$548	7.0%	6.6%
Beef	(13)	40	(0.4)%	1.3%	(12)	127	(0.1)%	1.1%
Pork	32	23	4.2%	2.6%	47	140	1.4%	4.4%
Prepared Foods	18	(5)	2.6%	(0.6)%	78	28	2.8%	1.0%
Other	16	22	n/a	n/a	70	82	n/a	n/a
Total	$190	$178	2.9%	2.5%	$765	$925	2.9%	3.5%

TYSON FOODS, INC.

News Release

November 14, 2005

Chicken (32.1% of Net Sales, 72.1% of Total Operating Income – 4th Quarter 2005)

(31.9% of Net Sales, 76.1% of Total Operating Income – 12 Months 2005)
• Operating margins increased, primarily due to higher average sales prices and decreased net grain costs.

Chicken segment sales decreased 9.6% and 0.8% in the fourth quarter and 12 months of fiscal 2005, respectively, compared to the same periods last year. Sales declines were primarily due to lower volumes, caused largely by one less week of sales, partially offset by higher average sales prices and improved product mix.

Chicken segment operating income increased $39 million and $34 million in the fourth quarter and 12 months of fiscal 2005, respectively, as compared to the same periods last year. Excluding fiscal 2005 charges of $12 million related to plant closing accruals and $8 million of hurricane losses, and fiscal 2004 charges of $13 million related to fixed asset write-downs and $13 million of plant closing related accruals, operating income increased $28 million. Operating income for the 12 months of fiscal 2005 was positively impacted by decreased grain costs of $312 million. However, the current year benefits from decreased grain costs were partially offset by the effect of the Company realizing a loss of $27 million in fiscal 2005 as compared to a gain of $127 million in fiscal 2004 from the Company’s commodity risk management activities. Additionally, fiscal 2005 operating income was negatively impacted by higher energy costs.

Beef (45.4% of Net Sales, (6.8)% of Total Operating Income – 4th Quarter 2005)

(44.7% of Net Sales, (1.6)% of Total Operating Income – 12 Months 2005)
•	Lower live costs were more than offset by decreased average sales prices, lower production volumes and higher per head operating costs.

Beef segment sales decreased 6.4% and 2.8% in the fourth quarter and 12 months of fiscal 2005, respectively, compared to the same periods last year. Sales declines primarily resulted from the effects of import and export restrictions. Those restrictions contributed to lower international sales volumes and lower average domestic sales prices due in part to the mix of products allowed for export. Additionally the current year had one less week of sales.

Operating income for the fourth quarter of fiscal 2005 decreased $58 million as compared to the same period last year, excluding $5 million of charges recorded in the fourth quarter of fiscal 2004 related to fixed asset write-downs and intangible asset impairments. Operating income was negatively impacted by decreased volumes and margins at the Company’s Lakeside operation in Canada.

Fiscal 2005 operating income decreased $215 million as compared to the prior year, excluding $10 million received in connection with vitamin antitrust litigation in fiscal 2005, prior year BSE-related charges of $61 million and $5 million of charges related to fixed asset write-downs and intangible asset impairments recorded in fiscal 2004. The decrease in operating income was primarily due to lower domestic cattle supplies and restrictions on imports of Canadian cattle for most of the year which resulted in lower production volumes and raised the operating cost per head. Additionally, operating income was negatively impacted by decreased volumes and margins at the Company’s Lakeside operation in Canada.

TYSON FOODS, INC.

News Release

November 14, 2005

Pork (11.7% of Net Sales, 16.8% of Total Operating Income – 4th Quarter 2005)

(12.5% of Net Sales, 6.1% of Total Operating Income – 12 Months 2005)
•	Higher average sales prices for the fiscal year were offset by higher live prices and legal settlement costs resulting in decreased operating margins.

Pork segment sales decreased 14.2% and increased 1.9% for the fourth quarter and 12 months of fiscal 2005, respectively, compared to the same periods last year. Sales declines in the fourth quarter of fiscal 2005 were primarily due to decreased sales volumes, lower average domestic sales prices and one less week of sales.    Sales increases for the 12 months of fiscal 2005 resulted primarily from higher average sales prices, both domestically and internationally, as compared to the same period last year. The higher average sales prices, driven primarily by higher average live hog prices, were partially offset by a decrease in volumes, caused largely by one less week of sales.

Operating income for the fourth quarter of fiscal 2005 increased $8 million as compared to the same period last year, excluding $1 million of charges related to fixed asset write-downs recorded in the fourth quarter of fiscal 2004. The increase in operating income was primarily due to lower average live hog prices.

Fiscal 2005 operating income decreased $63 million as compared to the prior year, excluding current year costs of $33 million related to a legal settlement involving the Company’s live swine operations, $2 million received in fiscal 2005 in connection with vitamin antitrust litigation and $1 million of charges recorded in fiscal 2004 related to fixed asset write-downs. The decrease in operating income was primarily due to higher average live hog prices and lower volumes, which increased the operating cost per head and more than offset the increase in average sales prices.

Prepared Foods (10.5% of Net Sales, 9.5% of Total Operating Income – 4th Quarter 2005)

(10.8% of Net Sales, 10.2% of Total Operating Income – 12 Months 2005)

•	Higher average sales prices for the fiscal year were offset by increased raw material prices.

Prepared Foods segment sales decreased 14.1% and 3.1% for the fourth quarter and 12 months of fiscal 2005, respectively, compared to the same periods last year. Fourth quarter fiscal 2005 sales declines were primarily due to lower average sales prices, the rationalization of lower margin product lines and decreased sales volumes, caused largely by one less week of sales. Decreased sales volumes for the 12 months of fiscal 2005 were partially offset by higher average sales prices.

Fiscal 2005 operating income decreased $2 million as compared to the prior year, excluding plant closing related accruals of $2 million and $27 million recorded in fiscal years 2005 and 2004, respectively, and excluding $27 million of fixed asset write-downs and intangible asset impairments recorded in fiscal 2004. The decrease in the Prepared Foods segment’s operating income was primarily due to increased raw material prices.

TYSON FOODS, INC.

News Release

November 14, 2005

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share data)

	Three Months Ended		12 Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 1,	October 2,	October 1,	October 2,
	2005	2004	2005	2004

Sales	$6,495	$7,149	$26,014	$26,441
Cost of Sales	6,066	6,687	24,274	24,550
	429	462	1,740	1,891
Selling, General and Administrative	240	238	928	880
Other Charges	(1)	46	47	86

Operating Income	190	178	765	925
Other Expenses:
Interest	55	67	227	275
Other	4	11	10	15
Income before Income Taxes	131	100	528	635

Provision for Income Taxes	33	34	175	232

Net Income	$98	$66	$353	$403

Weighted Average Shares Outstanding:
Class A Basic	243	243	243	243
Class B Basic	102	102	102	102
Diluted	358	357	357	357
Earnings Per Share:
Class A Basic	$0.29	$0.20	$1.05	$1.20
Class B Basic	$0.27	$0.18	$0.95	$1.08
Diluted	$0.28	$0.19	$0.99	$1.13
Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.160	$0.160
Class B	$0.036	$0.036	$0.144	$0.144

Sales Growth	(9.1)%	8.8%	(1.6)%	7.7%
Margins: (Percent of Sales)
Gross Profit	6.6%	6.5%	6.7%	7.2%
Operating Income	2.9%	2.5%	2.9%	3.5%
Net Income	1.5%	0.9%	1.4%	1.5%
Effective Tax Rate	24.8%	33.9%	33.1%	36.6%

TYSON FOODS, INC.

News Release

November 14, 2005

TYSON FOODS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions)

	(Unaudited) October 1, 2005	October 2, 2004
Assets
Current Assets:
Cash and cash equivalents	$40	$33
Accounts receivable, net	1,214	1,240
Inventories	2,062	2,063
Other current assets	169	196
Total Current Assets	3,485	3,532
Net Property, Plant and Equipment	4,007	3,964
Goodwill	2,502	2,558
Other Assets	510	410
Total Assets	$10,504	$10,464

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$126	$338
Trade accounts payable	961	945
Other current liabilities	1,070	1,010
Total Current Liabilities	2,157	2,293
Long-Term Debt	2,869	3,024
Deferred Income Taxes	657	695
Other Liabilities	169	160
Shareholders’ Equity	4,652	4,292
Total Liabilities and Shareholders’ Equity	$10,504	$10,464

TYSON FOODS, INC.

News Release

November 14, 2005

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended		12 Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 1,	October 2,	October 1,	October 2,
	2005	2004	2005	2004
Cash Flows From Operating Activities:
Net income	$98	$66	$353	$403
Depreciation and amortization	124	131	501	490
Plant closing-related charges	(2)	-	10	28
Impairment and write-down of assets	14	46	25	46
Deferred income taxes and other	(53)	23	(76)	12
Net changes in working capital	(103)	(124)	186	(47)

Cash Provided by Operating Activities	78	142	999	932

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(176)	(140)	(571)	(486)
Proceeds from sale of assets	24	7	47	27
Investment in marketable securities	3	(10)	(39)	(99)
Net changes in other assets and liabilities	(14)	(26)	2	(42)

Cash Used for Investing Activities	(163)	(169)	(561)	(600)

Cash Flows From Financing Activities:
Net change in debt	100	39	(367)	(242)
Purchases of treasury shares	(9)	(23)	(45)	(72)
Dividends	(14)	(14)	(55)	(55)
Stock options exercised and other	8	6	24	43

Cash Provided by (Used for) Financing Activities	85	8	(443)	(326)

Effect of Exchange Rate Change on Cash	8	1	12	2

Increase (Decrease) in Cash and Cash Equivalents	8	(18)	7	8

Cash and Cash Equivalents at Beginning of Period	32	51	33	25

Cash and Cash Equivalents at End of Period	$40	$33	$40	$33

TYSON FOODS, INC.

News Release

November 14, 2005

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef and pork and the second-largest food company in the Fortune 500. The company produces a wide variety of protein-based and prepared food products, which are marketed under the “Powered by Tyson™” strategy. Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the United States and more than 80 countries. Tyson has approximately 114,000 Team Members employed at more than 300 facilities and offices in the United States and around the world.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern today. To listen live via telephone, call 888-560-8501. A pass code and the leader’s name will be required to join the call. The pass code is Tyson Foods and the leader’s name is Ruth Ann Wisener. International callers dial 415-228-4834. The call also will be webcast live on the Internet at http://ir.tysonfoodsinc.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company’s web site at http://ir.tysonfoodsinc.com. A telephone replay will be available until December 14 at 7:00 p.m. Eastern at 866-447-7319. International callers dial 203-369-1155.

Forward-Looking Statements

The Company and its representatives may from time to time make written or oral forward-looking statements, including statements related to expected earnings and results and future market conditions. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company’s actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from the anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of raw materials, such as live cattle, live swine or feed grains; (ii) market conditions for finished products, including the supply and pricing of alternative proteins, and the demand for alternative proteins; (iii) risks associated with effectively evaluating derivatives and hedging activities; (iv) access to foreign markets together with foreign economic conditions, including currency fluctuations and import/export restrictions; (v) outbreak of a livestock disease (such as avian influenza or bovine spongiform encephalopathy (BSE)) which could have an effect on livestock owned by the Company, the availability of livestock for purchase by the Company, consumer perception of certain protein products, or the Company’s ability to access certain markets; (vi) successful rationalization of existing facilities, and the operating efficiencies of the facilities; (vii) changes in the availability and relative costs of labor and contract growers; (viii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (ix) adverse results from litigation; (x) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xi) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, environmental laws and occupational, health and safety laws; (xii) the ability of the Company to make effective acquisitions, and successfully integrate newly acquired businesses into existing operations; (xiii) effectiveness of advertising and marketing programs; and (xiv) the effect of, or changes in, general economic conditions.